EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:

David Carlson	Michael Newman
Executive Vice President and	Investor Relations
Chief Financial Officer	StreetConnect, Inc.
LaCrosse Footwear, Inc.	800-654-3517
503-262-0110 ext. 1331	BOOT@stct.com
LaCrosse Footwear Announces Record Preliminary Results
For the Fourth Quarter
Fourth Quarter Sales Up Approximately 21% Year-over-Year;
Stronger Demand in Both Work and Outdoor Markets
PORTLAND, Ore. – January 7, 2010 – LaCrosse Footwear, Inc. (Nasdaq: BOOT), a leading provider of premium, branded work and outdoor footwear for expert users, announced its preliminary, unaudited results for the quarter ended December 31, 2009.
For the fourth quarter of 2009, the Company expects to report net sales of approximately $42.5 million, up approximately 21% from the same period of 2008. For the full year 2009, net sales are expected to be approximately $139.2 million, up approximately 9% from 2008.
Sales for the fourth quarter of 2009 increased strongly in both the work and outdoor markets. Work sales are expected to be approximately $25.2 million for the quarter, up approximately 25% from the same period in 2008. Outdoor sales are expected to be approximately $17.3 million for the quarter, up approximately 16% from the same period in 2008.
At the end of 2009, LaCrosse had cash and cash equivalents of approximately $17.7 million, up approximately 30% from the end of 2008, even after making investments of $2.6 million in its new Midwest distribution center and paying dividends of $3.2 million to its shareholders during 2009.
“We’re very pleased to see our strong sales growth in the fourth quarter of 2009 driven by increasing demand across work and outdoor markets,” said Joseph P. Schneider, president and CEO of LaCrosse Footwear, Inc. “We saw stronger at-once demand from new and longstanding retail channels, reflecting the improving economic environment and the success of our new products during the quarter. We also continued to see strong demand from various branches of the U.S. military. In preparation for our presentation next week at the Cowen and Company’s Annual Consumer Conference, we decided to announce these preliminary results.”

Cowen and Company Annual Consumer Conference Presentation
LaCrosse plans to present at the Cowen and Company 8th Annual Consumer Conference on Monday, January 11, 2010 at 8:00 AM Pacific (11:00 AM Eastern). A webcast of the conference call will be available at www.lacrossefootwearinc.com under “Investor Events.”
Fourth Quarter and Year End 2009 Conference Call
LaCrosse plans to report its final results for the fourth quarter and the full year of 2009 after market close on February 1, 2010. On that day, the Company will host a conference call to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.lacrossefootwearinc.com under “Investor Events” or by calling 877-941-2332 or +1 480-629-9722. A 48-hour replay will be available by calling 800-406-7325 or +1 303 590 3030 (Access Code: 4197911). A replay will also be available on the Company’s Web site.
About LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for expert work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are sold to a network of specialty retailers and distributors in the United States, Canada, Europe and Asia. Work consumers include people in law enforcement, transportation, mining, oil and gas exploration and extraction, construction, military services and other occupations that require high-performance and protective footwear as a critical tool for the job. Outdoor consumers include people active in hunting, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.
Forward-Looking Statements
All statements, other than statements of historical facts, included in this release, including without limitation statements concerning the Company’s expected results of operations for the quarter and year ended December 31, 2009, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors and other uncertainties which may impact the Company’s results of operations include the following:
•	The preliminary, unaudited results included in this release are subject to change prior to our final release scheduled on February 1, 2010

•	Uncertainties related to our future sales to various branches of the U.S. military, which may not continue at the current levels

•	Stronger at-once demand that we experienced in the fourth quarter of 2009 from new and long-standing retail channels as well as the improving economic environment and the success of our new products during the quarter, may not continue into 2010

Forward-looking statements relate to future events and typically address the Company’s expected future business and financial performance. Words such as “plan,” “expect,” “aim,” “believe,” “project,” “target,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could” and other terms of similar meaning, typically identify such forward-looking statements. The Company assumes no obligation to update or revise any forward-looking statements to reflect the occurrence or non-occurrence of future events or circumstances.
Forward-looking statements are based on certain assumptions and expectations of future events and trends that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those reflected in any such forward-looking statements depending on a variety of factors, including without limitation, economic, competitive and governmental factors outside of our control. For more information concerning these factors and other risks and uncertainties that could materially affect our results of operations, please refer to Part I, Item 1A—Risk Factors, of our 2008 Annual Report on Form 10-K, as supplemented or amended in our 2009 quarterly reports on Form 10-Q, which information is incorporated herein by reference.
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